Exhibit 99.1

             INCREASED EARNINGS REPORTED BY HAMPTON ROADS BANKSHARES

    NORFOLK, Va., Oct. 11 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (Nasdaq: HMPR), the financial holding company for Bank of Hampton Roads, today announced its financial results for the first nine months and the third quarter of 2006. Net income through September 30, 2006 was $4,413,566, a 10% increase over the comparable period in 2005. Diluted earnings per share was $0.49 in the first nine months of 2006 compared with $0.48 in the comparable period in 2005. For the quarter ended September 30, 2006, the company earned $1,519,555, which was higher than third quarter 2005. Diluted earnings per share for the third quarter of 2006 was $0.16 compared with $0.18 in the third quarter of 2005. Earnings per share comparisons were affected by a greater number of shares outstanding in the 2006 periods.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )
    In the third quarter, the company raised approximately $19 million in new capital through a fully subscribed rights offering of 670,000 shares of common stock and a fully subscribed public offering of 1,179,200 shares of common stock.

    Third quarter 2006 profitability ratios were affected by the increased capital. Return on average assets for the third quarter of 2006 remained strong at 1.36% and 1.40% for the nine months ended September 30, 2006. Return on average shareholders' equity was 9.70% in the third quarter of 2006 and 11.02% for the nine months ended September 30, 2006.

    Higher net interest income was the primary factor in the higher year-to-date and third quarter earnings in 2006. Net interest income increased 15.96% in the first nine months of 2006 and 13.35% in the third quarter. The increases were prompted by a 17.36% increase in total loans from September 30, 2005. The year-to-date net interest margin was 5.26%, up 18 basis points from 5.08% in the year earlier period. Rising interest rates in conjunction with loan growth contributed to the improvements in the year-to-date net interest margin. Net interest margin for the third quarter was equal to the third quarter 2005 margin of 5.15%.

    Higher non-interest expense partially offset the factors described above that increased net income. Non-interest expense increased 21.16% and 22.34% in the first nine months and third quarter of 2006, respectively, over the comparable periods in 2005. The increases were attributable to several factors, including higher employee benefits expense related to incentive programs designed to attract business and increased salary expense related to an increase in the number of employees and normal salary increases. In addition, the company incurred higher occupancy expense due primarily to the addition of two branch offices, the new corporate headquarters, and renovations at a number of branch locations. Other operating expense rose due to expenses associated with the new branch offices and a television advertising campaign conducted in the first half of 2006.

    The company's credit quality continues to be strong. The nonperforming assets to total assets ratio was 0.37% on September 30, 2006, down 19 basis points from 0.56% on September 30, 2005. For the fourth consecutive quarter, recoveries on loans previously charged off exceeded the amount of current period losses. Net recoveries through nine months in 2006 totaled $133,967, compared to net charge-offs of $40,259 through nine months in 2005. Based on this factor and the strength of other measures of credit quality, the company's provision for loan losses was lower in both the third quarter and nine months of 2006 compared with the same periods in 2005.

    Company President and Chief Executive Officer Jack W. Gibson commented, "Our company has done extremely well throughout its 19 year history and third quarter 2006 was no exception. In addition to meeting our financial goals and objectives for the period, we devoted a significant amount of time and effort to strategic planning. The additional capital raised through the stock offering will help support our future growth and expansion and allows the bank to accommodate the financing needs of some of our larger, well-qualified borrowers." The stock offering resulted in the company's legal lending limit increasing from $7.9 million to $10.6 million.

    The company's immediate expansion plans include a new Bank of Hampton Roads branch in the Edinburgh retail development in Chesapeake. The bank purchased a prime outparcel in the Edinburgh Commons North Shopping Center anchored by Target. Edinburgh is a 200 acre, 850,000 square foot commercial retail development that features a mix of national and specialty retailers, restaurants and services. Pending regulatory approval, the bank will open in November 2006 in a temporary mobile facility placed on the site during construction of the branch.

    Gibson went on to say, "Our consistent track record along with our plans and goals for the future have recently helped us attract several experienced, talented and well-known lenders to our organization. Having just settled in, they are already bringing new business to the bank and are eager to help us continue our unwavering record of earnings increases."

    "During the third quarter, we listed our stock on the NASDAQ Capital Market to provide greater visibility for our shares and to introduce our stock to the national capital markets," said Gibson. "Since listing, we feel the investment community has responded favorably to our stock."

    Bank of Hampton Roads is one of Hampton Roads' oldest and most successful community banks. Organized in Chesapeake in 1987 by local business and community leaders, the bank has grown to have the largest branch network of any bank headquartered in Hampton Roads. The bank offers a wide array of consumer banking products, competitive fees and rates, and above all else, excellent customer service.

    Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the web at http://www.bankofhamptonroads.com.

                         Hampton Roads Bankshares, Inc.
                              Financial Highlights
                                    Unaudited

                                        Three Months Ended
                                 --------------------------------
      Operating Results           30-Sep-2006       30-Sep-2005         % Change
------------------------------   --------------    --------------    --------------
Interest income                  $    7,906,899    $    6,246,555             26.58%
Interest expense                      2,560,813         1,530,180             67.35%
Net interest income                   5,346,086         4,716,375             13.35%
Provision for loan losses                90,000           177,000            -49.15%
Noninterest income                      853,808           849,560              0.50%
Noninterest expense                   3,800,453         3,106,447             22.34%
Income taxes                            789,886           779,777              1.30%
Net income                       $    1,519,555    $    1,502,711              1.12%

Earnings per share:
  Basic                          $         0.16    $         0.19            -15.79%
  Diluted                                  0.16              0.18            -11.11%
Book value per share                       6.80              5.61             21.21%

      Balance Sheet at
       Period-End
Total Loans                      $  337,685,591    $  287,742,045             17.36%
Total securities                     61,884,720        64,821,331             -4.53%
Total deposits                      346,566,421       312,489,873             10.90%
Other borrowings                     38,000,000        30,500,000             24.59%
Shareholder's equity                 69,193,726        45,872,448             50.84%
Total assets                        458,568,350       393,239,203             16.61%

      Daily Averages
Total Loans                      $  336,545,703    $  290,151,073             15.99%
Total securities                     62,424,788        57,600,139              8.38%
Total deposits                      335,975,184       310,746,350              8.12%
Other borrowings                     38,436,413        30,500,000             26.02%
Shareholder's equity                 62,142,954        44,934,680             38.30%
Interest-earning assets             411,536,765       363,262,648             13.29%
Interest-bearing liabilities        276,545,896       237,094,129             16.64%
Total assets                        441,897,368       391,439,053             12.89%

      Financial Ratios
Return on average assets                   1.36%             1.52%            -0.16
Return on average equity                   9.70%            13.27%            -3.57
Net interest margin                        5.15%             5.15%                -
Efficiency ratio                          61.30%            55.81%             5.49

      Allowance for
       Loan Losses
Beginning balance                $    3,726,351    $    3,348,135             11.30%
Provision for losses                     90,000           177,000            -49.15%
Charge-offs                                (822)          (13,710)           -94.00%
Recoveries                                5,935             4,916             20.73%
Ending balance                        3,821,464         3,516,341              8.68%

      Nonperforming Assets
Nonaccrual loans                 $    1,665,382    $    1,826,143             -8.80%
Loans 90 days past due and
 still accruing interest                 15,592           361,085            -95.68%
Other real estate owned                       -                 -                 -
Total nonperforming assets            1,680,974         2,187,228            -23.15%

      Asset Quality Ratios
Nonperforming assets to
 total assets                              0.37%             0.56%            -0.19
Allowance for loan losses
 to total loans                            1.13%             1.22%            -0.09
Allowance for loan losses
 to nonperforming assets                 227.34%           160.77%            66.57

                                         Nine Months Ended
                                 --------------------------------
       Operating Results          30-Sep-2006       30-Sep-2005        % Change
------------------------------   --------------    --------------    --------------
Interest income                  $   21,572,740    $   17,460,867             23.55%
Interest expense                      6,227,094         4,227,139             47.31%
Net interest income                  15,345,646        13,233,728             15.96%
Provision for loan losses                90,000           486,000            -81.48%
Noninterest income                    2,567,863         2,530,501              1.48%
Noninterest expense                  11,115,377         9,173,867             21.16%
Income taxes                          2,294,566         2,092,470              9.66%
Net income                       $    4,413,566    $    4,011,892             10.01%

Earnings per share:
  Basic                          $         0.51    $         0.49              6.12%
  Diluted                                  0.49              0.48              4.08%
Book value per share                       6.80              5.61             21.21%

      Balance Sheet at
       Period-End
Total Loans                      $  337,685,591    $  287,742,045             17.36%
Total securities                     61,884,720        64,821,331             -4.53%
Total deposits                      346,566,421       312,489,873             10.90%
Other borrowings                     38,000,000        30,500,000             24.59%
Shareholder's equity                 69,193,726        45,872,448             50.84%
Total assets                        458,568,350       393,239,203             16.61%

      Daily Averages
Total Loans                      $  313,555,751    $  288,949,882              8.52%
Total securities                     69,347,120        47,795,712             45.09%
Total deposits                      326,123,523       295,971,553             10.19%
Other borrowings                     36,619,963        31,092,985             17.78%
Shareholder's equity                 53,534,938        44,298,092             20.85%
Interest-earning assets             389,738,932       348,524,222             11.83%
Interest-bearing liabilities        262,262,143       229,336,730             14.36%
Total assets                        420,688,146       376,195,756             11.83%

       Financial Ratios
Return on average assets                   1.40%             1.43%            -0.03
Return on average equity                  11.02%            12.11%            -1.09
Net interest margin                        5.26%             5.08%             0.18
Efficiency ratio                          62.05%            58.19%             3.86

      Allowance for
       Loan Losses
Beginning balance                $    3,597,497    $    3,070,600             17.16%
Provision for losses                     90,000           486,000            -81.48%
Charge-offs                             (54,736)          (63,745)           -14.13%
Recoveries                              188,703            23,486            703.47%
Ending balance                        3,821,464         3,516,341              8.68%

  Nonperforming Assets
Nonaccrual loans                 $    1,665,382    $    1,826,143             -8.80%
Loans 90 days past due and
 still accruing interest                 15,592           361,085            -95.68%
Other real estate owned                       -                 -                 -
Total nonperforming assets            1,680,974         2,187,228            -23.15%

      Asset Quality Ratios
Nonperforming assets to total
 assets                                    0.37%             0.56%            -0.19
Allowance for loan losses to
 total loans                               1.13%             1.22%            -0.09
Allowance for loan losses to
 nonperforming assets                    227.34%           160.77%            66.57

    Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, and inflation.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             10/11/2006
    /CONTACT: Tiffany K. Glenn, Senior Vice President and Marketing Officer of Hampton Roads Bankshares, Inc., +1-757-217-1000/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)